EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

May 7, 2009	NASDAQ-EVOL

Evolving Systems Reports 2009 First Quarter Results

•                  Net income of $1.0 million, up from net loss of $244,000 last year

•                  EPS of $0.05 versus $0.01 loss a year ago

•                  Non-GAAP adjusted EBITDA $1.9 million double from $958,000 last year

•                  Due to strong dollar, reported revenue down 3% but up 8% in constant currency

•                  Cash from operations up 33% to $3.6 million

•                  Two new orders for Dynamic SIM Allocation™ product

•                  $2.0 million accelerated debt pay down

ENGLEWOOD, Colorado – Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported strong results for the first quarter ended March 31, 2009.

The Company opened 2009 with its most profitable first quarter in five years, reporting net income of $1.0 million, or $0.05 per basic and diluted share, versus a net loss of $244,000, or $0.01 per basic and diluted share, in the first quarter last year.  Non-GAAP adjusted EBITDA in the first quarter was $1.9 million, up 100% from the year-ago total of $958,000.

First quarter revenue, impacted by the strong U.S. dollar, was down 3% to $8.8 million from $9.1 million but up 8% year-over-year when adjusted for the change in foreign currency exchange rates.  Due to the impact of currency exchange rates, license fees and services revenue was down slightly to $4.7 million from $4.8 million last year while customer support revenue declined by 5% to $4.1 million from $4.3 million. Revenue mix in the first quarter included $4.8 million in Service Activation, $3.4 million in Numbering Solutions and $.6 million in Mediation.

The strong U.S. dollar’s effect on revenue had a corresponding positive impact on expenses in the first quarter, resulting in an approximate 17% reduction in total costs of revenue and operating expenses — to $7.5 million from $9.0 million in the first quarter a year ago.  Adjusted for currency changes, total expenses were essentially flat.  Product development and sales and marketing expenses in particular benefitted from foreign exchange rates, declining 35% and 14%, respectively, year over year.  The Company continues to carefully manage its costs and expenses while making selective investments in growth initiatives and its product portfolio.

Income from operations in the first quarter was $1.4 million, up from $120,000 in the same quarter last year.  It was the Company’s 11th consecutive quarter of positive operating income.

“We are pleased with our strong first quarter results, which demonstrate Evolving Systems can thrive in a difficult global economy,” said Thad Dupper, president and CEO.  “On a constant currency basis our Q1 revenue increased 8% from the same quarter last year.  Profitability was clearly the highlight of the quarter, with very strong results being posted in operating income, adjusted EBITDA and earnings per share of $0.05.  It’s important to note that our improved profitability was not the result of cost cutting measures but rather the result of investments we have made in new products and new markets as well as some positive impact from foreign exchange rates.  Additionally, Q1 was a breakout quarter for our Dynamic SIM Allocation™ (DSA) solution with 45% of our license and service bookings coming from that product.  We added two new DSA customers in the quarter – a tier one carrier in Africa and a tier one European carrier.  Also in the first quarter, we signed a major SIM manufacturer as a distribution partner for DSA.  We believe this new partnership will significantly increase our reach and ability to sell and deploy DSA solutions around the world.  These results, in addition to our continued strong sales funnel for DSA, support our high expectations for this product line.  As a result of these accomplishments and our continued focus on operations and execution, we believe we are in a strong position going forward.”

Bookings and Backlog

The Company booked $6.3 million in new orders in the first quarter, including $4.7 million in license fees and services, compared with $8.3 million in total orders and $5.5 million in license and services in the same quarter last year.  The lower license and services bookings were mostly due to the acceleration of a large, recurring 2009 license and services order into the fourth quarter of 2008.  Bookings included $4.1 million in Activation, $2.0 million in Numbering Solutions, and $200,000 in Mediation.

The license and services backlog at March 31, 2009, was $8.6 million, up approximately 20% over the year-ago total and the highest level entering the second quarter since 2004.  Total backlog was $17.8 million versus $18.9 million at the same time a year ago.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Balance Sheet

During the first quarter the Company made a $2.0 million pre-payment on its subordinated debt obligations.  The Company made an additional $1.0 million pre-payment early in the second quarter, continuing its strategy of accelerated debt repayment as a means of strengthening its balance sheet and improving earnings.  Additionally, as a result of its debt refinancing in the first quarter a year ago, along with lower overall debt balances, the Company achieved a 24% reduction in interest expense in the first quarter of 2009.  The Company generated $3.6 million in cash from operations in the first quarter, up 33% from $2.7 million a year ago.  The cash and cash equivalents balance at March 31, 2009, was $8.0 million, up from $5.8 million at 2008 year-end.

Conference Call

The Company will conduct a conference call and Web cast today at 2:45 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-397-0300 for domestic toll free and 719-325-4937 for international callers.  The conference ID is 4065882.  A telephone replay will be available through May 14, 2009, and can be accessed by calling 1-888-203-1112 or 1-719-457-0820, passcode 4065882.  To access a live Webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through May 14, 2009.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Process Management, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.  Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results and strengthen its balance sheet as described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 11, 2009, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended
	March 31,
(Unaudited)	2009	2008

Revenue:
License fees and services	$4,745	$4,832
Customer support	4,098	4,295
Total revenue	8,843	9,127
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,677	2,224
Costs of customer support, excluding depreciation and amortization	1,433	1,493
Sales and marketing	1,887	2,187
General and administrative	1,433	1,425
Product development	695	1,068
Depreciation	156	230
Amortization	171	380
Total costs of revenue and operating expenses	7,452	9,007
Income from operations	1,391	120
Interest and other expense, net	(417)	(438)
Income (loss) before income taxes	974	(318)
Income tax expense (benefit)	5	(74)
Net income (loss)	$969	$(244)
Basic income (loss) per common share	$0.05	$(0.01)
Diluted income (loss) per common share	$0.05	$(0.01)
Weighted average basic shares outstanding	19,529	19,362
Weighted average diluted shares outstanding	19,795	19,362

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2009	2008
Net income (loss)	$969	$(244)
Depreciation	156	230
Amortization	171	380
Stock-based compensation	201	228
Interest and other expense, net	417	438
Income tax expense (benefit)	5	(74)
Adjusted EBITDA	1,919	958

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock compensation, gain/loss on debt extinguishment and gain/loss on foreign exchange transactions).  Management believes Adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this Adjusted EBITDA information are reminded that Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate Adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
(Unaudited)	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$7,993	$5,783
Contract receivables, net	6,094	11,484
Unbilled work-in-progress	2,185	1,910
Prepaid and other current assets	1,266	1,309
Total current assets	17,538	20,486
Property and equipment, net	1,321	1,277
Intangible assets, net	2,162	2,374
Goodwill	20,541	20,811
Long-term restricted cash	100	100
Long-term deferred income taxes	53	56
Other long-term assets	212	307
Total assets	$41,927	$45,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,855	$2,021
Accounts payable and accrued liabilities	4,359	5,218
Unearned revenue	10,462	11,445
Total current liabilities	16,676	18,684
Long-term liabilities:
Long-term debt and other obligations	4,184	6,344
Deferred foreign income tax	403	441
Total liabilities	21,263	25,469
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	82,030	81,814
Accumulated comprehensive (loss)	(5,733)	(5,270)
Accumulated deficit	(55,653)	(56,622)
Total stockholders’ equity	20,664	19,942
Total liabilities and stockholders’ equity	$41,927	$45,411